                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    /X/  Preliminary Information Statement
    /X/ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    / /  Definitive Information Statement

                             U.S. MEDICAL PRODUCTS, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                               U.S. MEDICAL, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 100
                            AUSTIN, TEXAS 78727-6208
                                 (512) 257-8787

                              INFORMATION STATEMENT

                                  INTRODUCTION

     This Information Statement is being furnished to holders of shares of common stock, no par value (the "Common Stock"), of U.S. Medical Products, Inc., a Texas corporation (the "Company"), in connection with the written consent of Metrax Medical, Inc., a Delaware corporation ("MMI"), the holder of approximately 80% of the Company's outstanding Common Stock, to the sale to Hayes Medical, Inc., a California corporation ("Hayes Medical"), of substantially all of the Company's assets pursuant to (i) a License Agreement (the "License Agreement") and (ii) an Asset Purchase Agreement (the "Asset Purchase Agreement"), both of which are, dated as of May 20, 1997, by and between the Company and Hayes Medical (the proposed sale pursuant to the License Agreement and the Asset Purchase Agreement is hereafter referred to as the "Proposed Sale"). The consideration paid by Hayes Medical under the License Agreement was $400,000 in cash and a promissory note in the amount of $150,000. The consideration to be paid by Hayes Medical under the Asset Purchase Agreement is equal to (i) $300,000 in cash (subject to adjustment);
(ii) a promissory note, which shall be in the principal amount of 56.25% of the agreed upon historical cost of the assets less the certain liabilities to be assumed by Hayes Medical, less the $300,000 cash payment. The promissory notes will be due in eighteen equal monthly installments including accrued interest. The notes will bear interest at ten percent (10%) per annum and will be secured by inventory of Hayes Medical.

     The final purchase price will be determined based on a final closing statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date. The Company delivered to Hayes Medical a draft closing statement, attached as Annex A to this Information Statement and is incorporated herein by reference. See "The Asset Purchase Agreement--Purchase Price."
Copies of the License Agreement and the Asset Purchase Agreement are attached hereto as Annex B and C, respectively.

     This Information Statement is first being mailed to stockholders on or about June __,1997, and it is accompanied by (i) a copy of the Company's latest Form 10-KSB for the year ended Decmeber 31, 1996, as amended, and (ii) a copy of the Company's latest Form 10-QSB for the quarter ended March 31, 1997.

     This Information Statement is furnished for information purposes only. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THE PROPOSED SALE IS CONDITIONED UPON, AMONG OTHER THINGS, THE SECURING OF ALL NECESSARY APPROVALS AND CONSENTS. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE PROPOSED SALE WILL BE SATISFIED OR WAIVED AND THAT THE PROPOSED SALE WILL BE CONSUMMATED. SEE "THE ASSET PURCHASE AGREEMENT-- CONDITIONS."

     Since the Proposed Sale involves a sale of assets, the stockholders of the Company will retain their equity interest in the Company following its consummation, which will have received the proceeds from the Proposed Sale. See "The Proposed Sale--Use of Proceeds; Conduct of Business Following the Proposed Sale."

THE INFORMATION CONTAINED HEREIN UNDER "SUMMARY--THE COMPANIES--HAYES MEDICAL, INC." AND "CERTAIN INFORMATION CONCERNING HAYES MEDICAL" HAS BEEN SUPPLIED BY HAYES MEDICAL. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Until June 16, 1997, the Common Stock and warrants to purchase Common Stock were traded on the Boston Stock Exchange. Reports and other information concerning the Company may be inspected at the National Association of
Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.   The
Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                                TABLE OF CONTENTS


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . i
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . ii
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   The Stockholder Consent . . . . . . . . . . . . . . . . . . . . . . . . 1
   The Proposed Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
THE STOCKHOLDER CONSENT. . . . . . . . . . . . . . . . . . . . . . . . . . 4
THE PROPOSED SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   Background of the Proposed Sale . . . . . . . . . . . . . . . . . . . . 4
   Opinion of the Advisor. . . . . . . . . . . . . . . . . . . . . . . . . 5
   Approval of the Board of Directors; Reasons for the Proposed Sale . . . 8
   Certain Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . 9
   Use of Proceeds; Conduct of Business Following the Proposed Sale. . . . 9
   Interests of Certain Persons in the Proposed Sale . . . . . . . . . . . 9
   Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . 9
   Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . 9
THE LICENSE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
THE ASSET PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 11
   Assets to be Sold and Liabilities to be Assumed . . . . . . . . . . . . 11
   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Representations and Warranties and Certain Covenants. . . . . . . . . . 12
   Employment and Employee Benefit Plans . . . . . . . . . . . . . . . . . 13
   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
CERTAIN INFORMATION CONCERNING THE HAYES MEDICAL . . . . . . . . . . . . . 14
PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . 15
RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . 16
MARKET PRICE DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Annexes
   A.   Draft Closing Statement. . . . . . . . . . . . . . . . . . . . . . A-1
   B.   License Agreement. . . . . . . . . . . . . . . . . . . . . . . . . B-1
   C.   Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . C-1
   D.   Opinion of the Advisor . . . . . . . . . . . . . . . . . . . . . . D-1

                                       SUMMARY

    The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

                                    THE COMPANIES

U.S. Medical Products, Inc.  The Company was formed in 1991 to develop, market and distribute hip and knee prostheses, together with corresponding surgical instruments utilized to implant such devices. Its products are joint reconstructive devices, namely the Consensus - Knee, Hip and Bipolar Systems, consisting of prosthesis that replace all or a part of the patient's own diseased or fractured joint, together with the specialized surgical instruments used to implant these devices. The Company marketed these products in the United States, Italy, Germany, Switzerland, Austria and Turkey.

Hayes Medical, Inc.          Hayes Medical was formed to capitalize on emerging
                             business opportunities in the medical device industry. Its mission is to become an industry leader in the creation, evolution, and production of world class medical products and technologies for the orthopedic implant and device market. It will sell its products to the medical profession throughout the United States and other countries.
                             Hayes Medical is in the development stage and has yet to generate any significant product revenue, but has recently begun to sell its products to outside customers.

                               THE STOCKHOLDER CONSENT

Consent Required             Article 5.10 of the Texas Business Corporation Act
                             permits a Texas corporation to sell all, or substantially all, of its assets if the sale is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon. Article fifteen of the Corporation's Articles of Incorporation further allows such sale upon the approval of a majority of the shares entitled to vote for such a sale. MMI owns approximately 80% of the outstanding Common Stock. In order to satisfy a condition to the closing of the Asset
                             Purchase Agreement, MMI intends to consent in writing to the adoption of the License Agreement and the Asset Purchase Agreement pursuant to
                             Section 9.10 of the Texas Business Corporation
                             Act. Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited. See "The Stockholder Consent."

                                  THE PROPOSED SALE

Assets to Be Sold            The Company has agreed to sell to Hayes Medical
                             substantially all of the Company's assets and its intellectual property, which constitute the
                             Company's business relating to its orthopedic product lines (the "Product Lines"). The assets to be sold or transferred by the Company to Hayes
                             Medical pursuant to the Asset Purchase Agreement
                             (the "Assets") include certain trade and other notes and accounts receivable of the Company, inventory, all intangible assets used in the Company's operation or maintenance of the Company, including, goodwill, and other assets of the Company. Pursuant to the Asset Purchase
                             Agreement, Hayes Medical will assume and thereafter be responsible for paying and satisfying certain of the Company's liabilities (the "Assumed Liabilities"). Pursuant to the License Agreement, Hayes will acquire the Company's intellectual property relating to the Product Lines.

Purchase Price               The consideration paid by Hayes Medical under the
                             License Agreement was $400,00 and a promissory note, secured by the inventory of Hayes Medical, in the amount of $150,000 at 10% interest per annum payable over eighteen months.

                             The Asset Purchase Agreement provides for an aggregate consideration, to be delivered to the Company at the Closing, equal to: (i) $300,000 in cash (subject to adjustment); (ii) a secured promissory note, which shall be in the principal amount of 56.25% of the agreed upon historical cost of the Assets less the Assumed Liabilities at the Closing, less the $300,000 cash payment and less any reduction pursuant to Hayes Medical's right of offset. The Note will be due in eighteen equal monthly installments including accrued interest with the first such monthly installment being due the first day of the first month beginning after the Closing Date and subsequent installments being due the first day of each month thereafter. The Note will bear interest at ten percent (10%) per annum and will be secured by the inventory of Hayes Medical.

                             The final purchase price will be determined based on the Final Closing Statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date.

Closing of the Proposed Sale The Closing will take place on that date and time as the Company and Hayes Medical mutually agree that all conditions precedent to the obligations of the parties under the Asset Purchase Agreement have been met. See "The Asset Purchase Agreement--Conditions."

Approval by the Board        The Board of Directors believes that the Proposed
                             Sale is expedient and for the best interests of the Company, and has approved the Proposed Sale. The
                             Board of Directors' approval of the Proposed Sale is based upon a number of factors described in this Information Statement. See "The Proposed Sale
                             Approval by the Board of Directors; Reasons for the Proposed Sale" and "The Proposed Sale--Interests of Certain Persons in the Proposed Sale."

Opinion of The Advisor       The William Jamieson Group, Inc., a Financial
                             Advisory Firm ("the Advisor"), was engaged to render an opinion as to the fairness from a financial point of view of the consideration to be received by the Company pursuant to the Asset
                             Purchase Agreement and the License Agreement.
                             The Advisor has delivered to the Board of Directors its opinion to the effect that, as of the date of its opinion and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the consideration to be received by the Company pursuant to the Proposed Sale is fair from a financial point of view to the Company.

                             A copy of the opinion of the Advisor is attached to this Information Statement as Annex D. The attached opinion sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and procedures followed by the Advisor and should be read in its entirety. See "The Proposed Sale--Opinion of Advisor."


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

Use of Proceeds; Conduct     All of the proceeds from the Proposed Sale will be
of Business Following the    used to repay outstanding indebtedness of the
Proposed Sale                Company, including indebtedness owed to MMI and to
                             an affiliate of MMI.

                             Following consummation of the Proposed Sale, the Company will finalize its merger negotiations with MMI. Upon consummation of a merger between the Company and MMI, the Company anticipates that it will remain as the surviving entity, change its name to Metrax International, Inc. and continue the operations of MMI as a holding Company for Metrax GmbH. See "The Proposed Sale--Use of Proceeds; Conduct of Business Following the Proposed Sale."

Certain Tax Consequences     The Proposed Sale will be a taxable transaction to
Federal Income Tax Purposes  the Company for United States Federal income tax purposes.  The Company recorded at December 31,
                             1996 a net deferred tax liability of $432,264 in anticipation of the estimated tax liability resulting from the Proposed Sale.


Conditions to the Proposed   The obligations of the Company and Hayes Medical
                             to consummate the Proposed Sale are subject to the satisfaction or waiver of certain conditions customary to a transaction of this nature, including, among others, the occurrence of certain events described in "The Asset Purchase
                             Agreement-Condition."


Termination                  The Asset Purchase Agreement may be terminated and
                             abandoned at any time prior to the Closing Date by the written agreement of the Company and Hayes
                             Medical.  See "The Asset Purchase
                             Agreement--Termination."

Interests of Certain Persons For information relating to the interests of
in the Proposed Sale         certain persons in the Proposed Sale, see "The
                             Proposed Sale--Interests of Certain Persons in the
                             Proposed Sale."

Dissenters' Appraisal Rights Texas provides dissenters' rights for disposition of all or substantially all of a Texas
                             corporation's assets.  The Company will within ten
                             (10) days after the date the Proposed Sale is effected, mail to each shareholder of record as of the effective date of the Proposed Sale, notice of the fact and date of the Proposed Sale and that the shareholder may exercise the shareholder's right to dissent from the Proposed Sale. Shareholders may then make written demand, within twenty (20) days after the mailing of the notice, for payment of the fair value of the shareholder's shares. Failure to make demand within the twenty day period will result in the shareholder being bound by the sale.

                             The Company must accept, or reject by making a counteroffer as to the estimated fair value of the shares, the dissenting shareholder's demand for payment. Should the dissenting shareholder reject the counteroffer, then within 120 days after the date on which the Proposed Sale was effective, the shareholder or the Company may file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's share. See "The Proposed Sale -Dissenters' Appraisal Rights."

                               THE STOCKHOLDER CONSENT

    Article 5.10 of the Texas Business Corporation Act permits a Texas corporation to sell all, or substantially all, of its assets if the sale is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon. Article fifteen of the Corporation's Articles of Incorporation further allows such sale upon the approval of a majority of the shares entitled to vote for such a sale.

    MMI owns approximately 80% of the outstanding Common Stock. In order to satisfy a condition to the closing of the Asset Purchase Agreement, MMI intends to consent in writing to the adoption of the License Agreement and the Asset Purchase Agreement pursuant to Section 9.10 of the Texas Business Corporation Act. Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited.

    Subject to the terms and conditions of the Asset Purchase Agreement, it is contemplated that the Proposed Sale will be consummated not earlier than 20 days after the mailing of this Information Statement and following satisfaction or waiver of the conditions contained in the Asset Purchase Agreement. See "The Asset Purchase Agreement--Conditions." This Information Statement is first being mailed to stockholders on _________ , 1997.


                                  THE PROPOSED SALE

Background Of The Proposed Sale

    U.S. Medical Products, Inc. (the "Company") was incorporated in Texas on March 25, 1991. The Company was formed to develop, market and distribute hip and knee prostheses, together with corresponding surgical instruments utilized to implant such devices. The Company marketed these products in the United States, Italy, Germany, Switzerland, Austria and Turkey.

    Since as early as 1995, the Company has encountered a number of unexpected delays in obtaining FDA approvals and in bringing its products to market. These delays severely restricted the Company's ability to generate adequate cash flow from operations, and the Company's cash requirements since have significantly exceeded its capital resources and cash generated from operations.
Specifically, the Company experienced cash flow deficiencies from operations as a result of significant expenditures, including expenditures related to research and development, product introduction, obtaining FDA approvals or clearances to market products, obtaining and maintaining manufacturing and distribution arrangements, and maintaining inspection and clean room facilities.

    During 1994 and 1995, the Company experienced cash flow deficiencies and incurred operating losses that resulted in an accumulated deficit of $9,341,842 at December 31, 1995. During this period, the Company funded its operations primarily through the sale of equity securities and the issuance of promissory notes to its majority shareholder at that time, Smith Management Co., Inc. and related entities ("Smith Management"). During 1995, Smith Management provided $5,537,410 in debt financing at 10% interest to the Company and purchased 1,257,532 shares of Common Stock and 1,474,250 Class A Redeemable Common Stock Purchase Warrants for $250,000 in cash. Additionally, during 1995, Smith Management converted $899,551 of debt due from the Company into 2,432,534 shares of Common Stock and 5,304,653 Class A Warrants. At December 31, 1995, the aggregate face amount of convertible debt and promissory notes due to Smith Management was $4,988,898 of which the principal amount of $4,637,859 was outstanding.

    Subsequent to December 31, 1995, the Company issued demand notes in favor of Smith Management in the amounts of $293,022 and $5,000,000. The note in the amount of $293,022 was utilized to capitalize interest then due and owing to Smith Management. A portion of the proceeds of the $5,000,000 note was used to discharge the principal balances of other promissory notes to Smith Management then outstanding. In February 1996, Smith Management transferred its promissory notes then outstanding and its equity in the Company to Durian Securities, Inc. ("Durian"), a private investment company managed and administered by Smith Management. On that same date, Durian increased its equity position in the Company from 53% to 80% through the conversion of $1,849,449 of convertible debt into 9,307,994 shares of Common Stock and 10,492,046 Class A Warrants. At March 1996, the
face amount of the promissory notes issued by the Company in favor of Durian was $5,293,021 of which the principal amount of $4,289,021 was outstanding.

    The Company's current majority shareholder, MMI, acquired control of the Company on August 19, 1996, by acquiring from Durian 12,998,060 shares of Common Stock of the Company and 17,270,948 Class A Warrants and a note issued by the Company to Durian, dated as of August 19, 1996 in the principal amount of $1,100,000 (the "Company Note") for a consideration of $25,000 in cash and a promissory note in the principal amount of $975,000, bearing interest at the rate of ten percent (10%) per annum (the "MMI Note"). Principal and interest under the MMI Note were due and payable in three installments in August 1996 and November 1996 and January 1997, respectively. The MMI Note was secured by the Company Note and all collateral securing the Company's obligations under the note. MMI's obligations under the note were also guaranteed by Metrax GmbH, a German based medical products company ("Metrax GmbH"), and the principal shareholder of Metrax GmbH. Metrax GmbH is a wholly owned subsidiary of MMI. Durian also in August 1996 contributed $4,980,731 of debt payable from the Company to capital. Although MMI concluded that the Company was insolvent, MMI's purpose in purchasing the Company's Common Stock and the Company Note was to effect a business combination between the Company and MMI. Metrax GmbH is in the business of developing, manufacturing and distributing internationally professional medical products and consumer wellness products.

    Following MMI's purchase of the Common Stock, the directors and management of the Company resigned and were replaced by the Company's current Board of Directors and management. During the fourth quarter of 1996, the current Board of Directors and management began an evaluation of the Company's strategic alternatives in light of the Company's financial condition, insolvency, market conditions and other considerations. During this period, management was unsuccessful in its efforts to secure additional working capital. In view of the inability to secure such financing, it was determined that a reduction in the Company's outstanding indebtedness was necessary to address current liquidity demands to continue as a going concern and to avoid an involuntary sale of its assets.

    In order to obtain liquidity, on January 15, 1997, The Company accepted a purchase order by a wholly-owned subsidiary of Hayes Medical (the "Distributor") to purchase inventory with a book value of $1.78 million dollars in exchange for a cash purchase price of 56.25% of the net book value of such inventory ($1.0 million) and accepted an offer by the Distributor to act as the Company's exclusive domestic distributor. In order to avoid an involuntary sale of the Company's assets by its creditors, including Durian, the Company used the proceeds from the sales to the Distributor to pay to MMI $1,000,000 in partial satisfaction of the Company Note. MMI then used a majority of these proceeds to satisfy its obligation to Durian under the MMI Note and at the same time loaned $165,000 to the Company. On February 1, 1997, the Company granted to the Distributor world wide distribution rights and accepted a purchase price of 56.25% of the inventory's book value
($.3 million dollars). On February 1 the Company also entered into a letter of intent with Hayes Medical to sell certain tangible and intangible assets related to the Company's orthopedic product lines (the "Product Lines"). On April 7, 1997, the Company signed an amendment to the distribution agreement whereby up to an additional $700,000 of inventory could be purchased at a price of 30% above cost (prior to valuation reserves) for new inventory or 56.25% of historical cost (prior to valuation reserves) for existing inventory. Additional future purchases made under this agreement, if any, will be made at a price to be agreed upon by both parties.

    During its negotiations with Hayes Medical, the Company consulted its independent Advisor on various issues concerning the Proposed Sale, including the purchase price and other issues relating to the fairness of the terms of the Proposed Sale. On May 20, 1997 the Board, considering the factors referred to below under "Approval of the Board of Directors; Reasons for the Proposed Sale," determined that the Proposed Sale was expedient and for the best interests of the Company and voted to approve the Asset Purchase Agreement and the License Agreement, subject to satisfaction of the conditions of closing of the Asset Purchase Agreement.

Opinion Of The Independent Advisor

    On February 11, 1997, the Company retained the Advisor to render a fairness opinion in connection with the Proposed Sale. The Company selected the Advisor based upon the Advisor's qualifications, expertise and reputation as a valuation advisor, as well as the Advisor's prior familiarity
with the Company.   The Advisor delivered its opinion to the Company to the
effect that based upon the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the Proposed Sale is fair to the Company's shareholders and the Company from a financial point of view.

    The full text of the Advisor's written opinion dated the date of this Information Statement is attached hereto as Annex D to this Information Statement and is incorporated herein by reference. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety for the assumptions made, matters considered and limits of the review undertaken by the Advisor. Although the Company believes that the summary below describes the material portions thereof, such summary of the opinion of the Advisor set forth herein is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, the Advisor reviewed the Asset Purchase Agreement, the Distribution Agreement and the License Agreement and certain publicly available business and financial information relating to the Company and Hayes Medical. The Advisor also reviewed certain other information furnished to the Advisor by the Company and discussed the business and prospects of the Company with the Company's management. In addition, the Advisor also considered certain financial data of the Company and compared that data with stock market data for publicly held companies in businesses similar to those of the Company. The Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

    In connection with its review, the Advisor did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material aspects. In addition, the Advisor did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals. The Advisor's opinion was necessarily based upon financial, economic, market or other conditions as they existed and could be evaluated on the date of the opinion. In connection with its engagement, the Advisor was not requested to, and did not, solicit third party indications of interest in acquiring the business of the Company. In addition, although the Advisor evaluated the fairness of the consideration to be received by the Company from a financial point of view, the Advisor was not asked to and did not recommend the form or amount of consideration payable in the Proposed Sale.

    In arriving at its opinion and making its presentation to the Board of Directors, the Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below includes certain of the financial analyses discussed by the Advisor with the Board of Directors, but does not purport to be a complete description of the analyses performed by the Advisor in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. The Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

    In performing its analyses, the Advisor made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by the Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the companies involved in comparable acquisition transactions and other factors that could affect the public trading value of the comparable companies or company or transaction to which they are being compared.

    The following is a summary of the Advisor's opinion. In connection with preparing its opinion the Advisor reviewed a number of documents, including:
the letter of intent for sale of assets to Hayes Medical and the draft Asset Purchase Agreement; the Worldwide Exclusive Distributor Agreement dated
February 1, 1997, including executed purchase orders; physical inventory detail dated March 31, 1997; draft audited financial statements for the Company for December 31, 1996 and the net assets in liquidation of the Company; audited financial statements for the Company for 1995 and 1994; interim financial statements for March 31,1997; actual and plan interim financial statement for the period ending December 31, 1996; the Company's 5 year pro forma income statement dated November, 1996; 1996 Marketing Plan and quarterly pro forma income statement; detailed list of account receivables with aging information, and list of all account payables and creditors; Form 10-KSB for December 31, 1996, 1995 and 1994; Form 8-K dated August 21, 1996 and February 22, 1996;
Purchase Agreement dated August 19, 1996 between MMI and Durian; the Contribution Agreement dated August 21, 1996, between the Company and Durian for the contribution to the Company's capital of certain outstanding note debt and note interest; the Company's shareholder list as of February 5, 1997; detail on various stock option plans and warrants issued to purchase the common stock of the Company; various documents, memoranda prepared by the Company management, including but not limited to (i) a summary of the Company's operations and history, (ii) background information on key management personnel, (iii) the Company's organizational structure, (iv) intellectual property assets schedule dated February 24, 1997, (v) summary of the Company's Premarket 510(k) notifications, (vi) joint defense agreement between USMP and Smith Management relative to the defense of lawsuit entitled 1212 HP, Ltd. 1826, Inc., et al. and documents related to a claim made by Meridian Capital Group for fees in connection with financial advisory services provided to the majority shareholder of the Company in conjunction with efforts to arrange financing, (vii) various articles, scientific papers, product brochures and documents describing among other things the Company's products and technology, commercial applications along with industry and competitor research covering certain segments of the orthopedics market - hip, knee and small joint prostheses, trauma devices, and bone anchors; OTC bulletin Board Daily stock price and volume detail; various documents, memoranda prepared by the Company management, including but not limited to (i) management discussion relative to its efforts to secure working capital financing to meet operating shortfall along with weekly cash flow projections for various periods in 1996 and 1997, (ii) management discussion relative to its assessment of the alternatives to the Company to meet its financial responsibilities to creditors, including reducing expenses, securing working capital debt financing, sale or equity and or the sale of assets, as alternatives to filing bankruptcy by the Company, (iii) management review of the impact of the sale of assets on its employees, customers, suppliers and creditors and (iv) management disclosure of the Company's intent to merge with MMI following the closing of the Proposed Sale; information from the Company and Hayes Medical regarding the projected future royalty payments made to the Company by Hayes Medical; copies of press releases made during the period 1997 and 1996; copies of all employment agreements and list of officers and directors with background information and organizational structure; schedule of contracts in which the Company is obligated; the Company facilities description and general post transaction relocation plan; business and marketing plan from Hayes Medical including Hayes Medical current year assessment of distributor sales of the Company's products; and the December 31, 1996 audited financial statement for Hayes Medical.

    In addition to the foregoing, the Advisor made inquiries of certain officers of the Company who have senior responsibility for operating matters regarding (i) the operations, financial condition, future prospects and projected operations and performance of the Company, (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect, (iii) the nature of conversion of debt equity of the Company and conversion of debt to capital by a third party note holder during 1996, and (iv) management's continuing assessment of the deteriorating financial condition of the Company during 1996 and since December 31, 1996, the date of the Company's most recent Draft Audited Consolidated Statement of Financial Condition; certain financial forecasts and accompanying assumptions prepared by the Company management for the years ending December 31, 1996 and 1997 were reviewed, and the assumptions underlying such forecasts were discussed with officers of the Company; discussions were held with management of the Company to review certain key aspects of the operating strategy for 1996 and 1997 following the acquisition of a majority position in the Company's equity by MMI and the subsequent management re-structuring, and the circumstances surrounding the Company's decision to pursue the sale of substantially all of its assets and reorganize its business activities through a planned merger with its majority shareholder. In addition, the Advisor analyzed the Company's common stock trading prices and volumes for the period from January 2, 1996 to December 31, 1996, as well as January 1, 1997 to March 18, 1997 to ascertain stock price and volume levels and volatility. The Advisor also performed generally recognized financial analysis and valuation procedures to ascertain the financial condition of the Company as well as to estimate its value based upon the appropriate standard of value considering the circumstances. This analysis was presented to the Board of Directors of the Company.

    Pursuant to the terms of the Advisor's engagement, the Company agreed to pay the Advisor a fee for rendering a fairness opinion in connection with the Proposed Sale. The Advisor's aggregate fee for rendering the fairness opinion in connection with the Proposed Sale will be approximately $40,000. The Company has also agreed to reimburse the Advisor for its reasonable out-of-pocket expenses. The Advisor had previously been retained by MMI to provide certain valuation services relating to Metrax GmbH for which it will receive a customary fee.

Approval Of The Board Of Directors; Reasons For The Proposed Sale

    The Board of Directors believes that the Proposed Sale is expedient and for the best interests of the Company. Accordingly, the Board of Directors has approved the Proposed Sale. In reaching its determination, the Board of Directors consulted with the Company's management as well as the Advisor, and considered the following factors:

    1. Current industry, economic and financial market conditions relating to the Company and the Product Lines, as well as the financial condition, assets, liabilities, businesses and operations of the Company and the Product Lines, both on a historical and prospective basis. In evaluating the Proposed Sale, the Board of Directors of the Company considered the prospects for the Company. The Company was not profitable in 1995 and 1996, and there is no assurance that the Company would be profitable in the future. The accumulated deficit in Stockholders' Equity declined in the prior two fiscal years, from $(5,984,203) at the end of 1994, to $(9,341,482) at the end of 1995, to $(15,225,259) on
December 31, 1996. The Board of Directors determined that the Proposed Sale would substantially reduce the Company's debt and increase its Stockholders' equity, and that future operations in segments of the industry in which the new, current management have expertise might maximize a return for Stockholders. The Company's management believes that the Proposed Sale will allow the Company to discontinue a business that has not been sufficiently profitable to allow the Company to pay all of its obligations as they become due without liquidating the Company.

    2. The results of the Company's efforts to identify other alternatives with respect to the Product Lines, including the Board of Directors' judgment that a disposition of the Product Lines on terms more favorable to the Company and its stockholders would not likely be consummated.

    3. The condition to the Asset Purchase Agreement that the Advisor provide an opinion to be received by the Company that the Proposed Sale is fair to the Company and its shareholders from a financial point of view to the Company. See "--Opinion of The Advisor."

    4. The proposed terms and structure of the Proposed Sale, including the terms of the Asset Purchase Agreement, Hayes Medical's desire to acquire the assets of the Product Lines and its unwillingness to acquire the Company as a whole. See "The Asset Purchase Agreement--Indemnification."

    5. The utilization of the net cash proceeds received from the Proposed Sale to repay indebtedness, including indebtedness owed to an affiliate of MMI. The Board of Directors believes that the Proposed Sale will thus allow the Company to divest itself from unprofitable product lines, and will place the Company in a stronger position to enter businesses in its area of expertise. See "Use of Proceeds; Conduct of Business Following the Proposed Sale."

    A material disadvantage of the Proposed Sale is that the Company will lose several product lines with revenue potential. However, the Board of Directors concluded after due consideration of the Proposed Sale and alternatives to it, that this disadvantage is substantially outweighed by opportunities that the disposition of assets and the capital received therefrom will provide. Although revenue was generated by the assets, continuing losses were substantial due to the capital-intensive nature of the business, and management believes that the Proposed Sale will serve the Company and its shareholders better in short and long term prospects.

    In view of the wide variety of factors considered in connection with its evaluation of the Proposed Sale, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Certain Tax Consequences

    The Proposed Sale will be a taxable transaction to the Company for United States Federal income tax purposes. The Company recorded at December 31, 1996 a net deferred tax liability of $432,264 in anticipation of the estimated tax liability resulting from the Proposed Sale.

Use Of Proceeds; Conduct Of Business Following The Proposed Sale

    The net cash proceeds of the Proposed Sale received by the Company at the Closing will be used to repay outstanding indebtedness of the Company and for general working capital purposes. The Company has used $100,000 of the cash payment of $400,000 under the License Agreements to repay indebtedness to MMI (of which there remains outstanding approximately $138,750 as of May 31, 1997). Following the Proposed Sale, the Company will finalize its merger negotiations with MMI. Upon consummation of a merger between the Company and MMI, the Company anticipates that it will remain as the surviving entity, change its name to Metrax International, Inc. and continue the operations of MMI as a holding Company for Metrax GmbH.

Interests Of Certain Persons In The Proposed Sale

    The Company intends to use a portion of the net proceeds from the Proposed Sale to repay outstanding indebtedness to MMI. For a description of the intended application of proceeds from the Proposed Sale, see "--Background of the Proposed Sale" and "--Use of Proceeds; Conduct of Business Following the Proposed Sale."

Accounting Treatment

    In accordance with GAAP, the results of the Company's business will be included in the results of the Company through the Closing Date. Any gain or loss on the disposition will be recognized as of the date the Proposed Sale is closed. The Company recorded a writedown of inventory and fixed assets of $3,325,000 for the year ended December 31, 1996, as a result of the realization of impairment of inventory as of that date.

Dissenters' Appraisal Rights

    Texas provides dissenters' rights for disposition of all or substantially all of a Texas corporation's assets under Article 5.11A(2) of the Act.(5)
The procedure for dissent by shareholders is set out by Articles 5.12 of the Act ("Article 5.12"). USMP must, "within ten (10) days after the date the [Disposition] is effected, mail to each shareholder of record as of the effective date of the [Disposition], notice of the fact and date of the [Disposition] and that the shareholder may exercise the shareholder's right to dissent from the [Disposition].(6) The shareholder may then make written demand, within twenty (20) days after the mailing of the notice, for payment of the fair value of the shareholder's shares. Failure to make demand within the twenty day period will result in the shareholder being bound by the sale.


--------------------------------
(5)/ Tex. Bus. Corp. Act art 5.11A(2)

(6)/ Tex. Bus. Corp. Act art 5.12A(1)(b)

    The Company must accept, or reject by making a counteroffer as to the estimated fair value of the shares, the dissenting shareholder's demand for payment. Should the dissenting shareholder reject the counteroffer, then within 120 days after the date on which the disposition was effective, the shareholder or the Company may "file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's share."(7)

    If the dissenting shareholder accepts payment by the Company for such shareholder's shares, the shareholder shall cease to have any interest in the shares of the Company.(8) Payment of the fair value of the shares is the sole remedy for dissenting shareholder, unless there is fraud in the transaction.(9) If the Company complies with the requirements set out in Article 5.12, then failure of the shareholder to comply with the procedure as set out by Article
5.12 will result in such shareholder not being entitled "to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the [sale].(10)

                                THE LICENSE AGREEMENT

    Although the Company believes that the following summary describes the material terms and conditions of the License Agreement, such summary is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the License Agreement.

    The License Agreement provides for the sale to Hayes Medical of the Company's Intellectual Property related to the Product Lines. The License Agreement provides Hayes Medical with an exclusive, royalty-free, worldwide, irrevocable license, including the right to grant and authorize sublicenses, to manufacture and otherwise distribute the Products Lines and apparatus useful for manufacturing the Product Lines. Pursuant to the License Agreement the Company retained a non-exclusive, non-assignable, royalty-free, worldwide irrevocable license, without the right to grant or authorize sublicense under the Intellectual Property; provided, however, on the earlier to occur of (i) the closing of the Asset Purchase Agreement or (ii) July 15, 1997, the Company shall take all actions necessary to transfer and assign all right title and interest in the Intellectual Property to Hayes Medical and any license or other right shall terminate immediately thereon. Notwithstanding the above, if there has been no closing by July 15, 1997, the Company shall have the right to sell any and all Inventory existing on July 15, 1997. The consideration paid by Hayes Medical under the License Agreement was $400,000 and a promissory note, secured by the inventory of Hayes Medical, in the amount of $150,000 at 10% interest per annum payable over eighteen months.

    The License Agreement also provides that until the earlier of the closing of the Asset Purchase Agreement or until all of the existing Inventory of the Company is sold, the Company shall continue to maintain product liability insurance with a limit of not less than $1,000,000 per occurrence to cover claims relating to Products manufactured and sold by the Company to any third party, including distributors. For a period of five years following the earlier of the closing of the Asset Purchase Agreement or until all of the existing Inventory of the Company is sold, the Company shall maintain product liability insurance with a limit of not less than $1,000,000 per occurrence to cover claims relating to Products manufactured and sold by the Company to any third party, including distributors.


----------------------------------------
(7)/Tex. Bus. Corp. Act art 5.12B

(8)/ Tex. Bus. Corp. Act art. 5.12A(1)1(b)

(9)/Tex. Bus. Corp. Act art. 5.12G

(10)/ld.

                             THE ASSET PURCHASE AGREEMENT

    Although the Company believes that the following summary describes the material terms and conditions of the Asset Purchase Agreement, such summary is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached as Annex ___ to this Information Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the Asset Purchase Agreement.

Assets to be Sold and Liabilities to be Assumed

    The Asset Purchase Agreement provides for the sale by the Company to Hayes Medical of certain tangible and intangible assets relating to the Products and for Hayes Medical to assume certain liabilities relating to the same. The assets to be sold or transferred by the Company to Hayes Medical pursuant to the Asset Purchase Agreement (the "Assets") constitute substantially all of the assets of the Company and include: (a) all trade and other notes and accounts receivable of the Company as selected by Hayes Medical arising out of the operations related to the Products; (b) all current and usable inventories of Products on hand or under consignment for use by the Company's customers (the "Inventory"); (c) all rights and benefits of the Company under contracts and agreements with any third parties made by the Company, as selected by Hayes Medical, including leases of real or personal property and agreements to provide services and any purchase options provided therein to acquire the property so leased (the "Acquired Contracts"); (d) all lease and rent deposits, prepaid expenses, and prepaid taxes related to the Company's operation of the Company;
(e) all permits, consents and certificates of any regulatory, administrative or other governmental agency or body that are used in, or are required or necessary for, the ownership, operation or maintenance of the Company; (f) all other tangible assets of the Company, excluding leasehold improvements directly related to the operation or maintenance of the Company, including by way of example, furniture, business fixtures, office supplies and expendables; and (g) all intangible assets used in the Company's operation or maintenance of the Company, including, goodwill, the books and records of the Company in operating the Business, the Company's trade names used in the operation of the Company business and any confidential or proprietary information of the Company
developed or used in connection with its operation of the Company.   Pursuant
to the Asset Purchase Agreement, Hayes Medical will assume and thereafter be responsible for paying and satisfying the following liabilities (the "Assumed Liabilities"): (a) the Company's liabilities arising on or after the Closing Date with respect to the Acquired Contracts including permitted returns and allowances in the ordinary course of business, which amounts due as of the Closing Date are set forth in the final Closing Statement; (b) all open purchase orders related to Products or related instruments; or other open purchase orders related to the ongoing Business, not to exceed $10,000.00 in the aggregate, unless otherwise approved by Hayes Medical; (c) all liabilities set forth on the Final Closing Statement (as hereinafter defined), but in no event is Hayes Medical liable for any amounts coming due prior to or after the Closing Date beyond what is specifically set forth in the Final Closing Statement; (d) all taxes and assessment (including any liabilities with respect to penalties or interest thereon) imposed by any governmental authority accruing after the Closing Date to the extent related to the ownership or use of Assets or the conduct by Hayes Medical of the Business after the Closing Date; and (e) liabilities with respect to any alleged or actual injury to person or damage to property allegedly or actually resulting from Products if the Product which gives rise to a claim of alleged or actual injury or damage is manufactured and sold on or after the Closing Date.

    The Asset Purchase Agreement requires that the Company, from the Closing Date until the fifth anniversary of the Closing Date, maintain product liability insurance with a limit of not less than $1,000,000 per occurrence to cover claims relating to Products manufactured and sold by the Company to any third party, including distributors, prior to the Closing Date.

Purchase Price

    The Asset Purchase Agreement provides for an aggregate consideration, to be delivered to the Company at the Closing, equal to: (i) $300,000 in cash (subject to adjustment); (ii) a secured promissory note (the "Note"), which shall be in the principal amount of 56.25% of the agreed upon historical cost of the Assets (determined according to GAAP) less the Assumed Liabilities at the Closing, less the $300,000 cash payment and less any reduction pursuant to Hayes Medical's right of offset. The Note will be due in eighteen equal monthly installments including accrued interest with the first such monthly installment being due the first day of the first month beginning after the Closing Date and subsequent installments being due the first day of each month thereafter. The Note will bear interest at ten percent (10%) per annum and will be secured by the inventory of Hayes Medical.

    The final purchase price will be determined based on the Final Closing Statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date. The Company delivered to Hayes Medical a draft closing Statement, attached as Annex A to this Information Statement and is incorporated herein by reference.

    The Closing will take place on that date and time as the Company and Hayes Medical mutually agree that all conditions precedent to the obligations of the parties under the Asset Purchase Agreement have been met. See "--Conditions."

Representations and Warranties and Certain Covenants

    The Asset Purchase Agreement contains various customary representations and warranties of the Company and Hayes Medical. These include representations and warranties by the Company as to its: (a) corporate organization; (b) authority;
(c) absence of violation of law; (d) contracts and commitments; (e) receivables;
(f) financial statements; (g) events subsequent to balance sheet date; (h) assets; (i) title to property; (j) litigation; (k) taxes; (l) compliance with law; (m) labor relations; (n) environmental matters; (o) undisclosed material liabilities; (p) brokers, finders; (q) personnel; (r) insurance; (s) accuracy of documents and information; (t) interests in real property; (u) property taxes;
(v) product warranties; (w) relations with customers, suppliers and vendors; (x) change of name; (y) non-competition; (z) SEC filings; and (aa) schedules. Hayes Medical's representations and warranties include those as to (a) corporate organization; (b) authority, (c) absence of violation of law; and (d) brokers and finders.

    Pursuant to the Asset Purchase Agreement, each of the parties has agreed, among other things, to use its commercially reasonable efforts to facilitate the consummation of the Proposed Sale. Each party has agreed to make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by such party pursuant to applicable law in connection with the Proposed Sale.

    For a period of time extending from the Closing Date until the second anniversary following the Closing Date, the Company will not, and the Company will cause each of its employees, officers, directors (for so long as they serve in such capacities) and persons having a controlling interest in the Company not to, directly or indirectly compete with Hayes Medical or its subsidiaries in the development, manufacturing, distribution, marketing or sale of any orthopaedic hip or knee implants or related instruments or devices.

Employment and Employee Benefit Plans

    The Asset Purchase Agreement provides that the Hayes Medical will offer employment to certain of the Company's employees as Hayes Medical, in its sole discretion, elects to employ, effective as of the close of business on the Closing Date, with a level of compensation and benefits and on other terms and conditions of employment substantially similar to each such employee's existing arrangements with the Company. Effective at the close of business on the Closing Date, all employees of the Company who accept Hayes Medical's offer of employment (collectively, the "Transferring Employees") shall cease to be covered by the Company's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "Welfare Plans"). The Company shall retain responsibility for all Welfare Plans claims incurred by all employees of the Company (and their dependents) on or prior to the Closing Date. Hayes Medical shall assume responsibility for all claims under Hayes Medical's employee welfare benefit plans incurred by Transferring Employees after the Closing Date.

Conditions

    The obligations of Hayes Medical to consummate the Proposed Sale are subject to the following conditions: (a) the Company shall have obtained and delivered to Hayes Medical all consents which are necessary in order to consummate the Proposed Sale, including the consent of the other parties to the Acquired Contracts as to the assignment of such contracts; (b) all obligations under the Asset Purchase Agreement which are to be performed or complied with by the Company shall have been fully performed and complied with in all material respects at or prior to the Closing Date; (c) there shall be no material pending or threatened claim or action claiming that the Asset Purchase Agreement is illegal; (d) there shall have been no material adverse change in the properties, business or financial condition of, the Assets, or Products of the Company since the Draft Closing Statement, provided that changes in the value of the Assets arising in the ordinary course of business or due to the sale of Inventory to Hayes Medical prior to the Closing shall not be deemed a material adverse change; and in the Updated Draft Closing Statement, the Assets shall exceed the Assumed Liabilities by at least $300,000.00; (e) all representations and warranties (including any Schedules contained therein) shall be true as of the Closing Date; (f) the Company's Board shall have obtained the Advisor's fairness opinion; (g) the Company shall have obtained the approval of the Board of Directors of the Company and approval of the shareholders of the Company for the execution and delivery of this Agreement and the transactions contemplated hereby; (h) the Company shall have delivered to Hayes Medical a certificate executed by its President or Chief Executive Officer, dated the date of the Closing, to the effect that certain of the conditions set forth above have been satisfied; (i) the form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Hayes Medical under this Agreement shall be satisfactory to Hayes Medical and Hayes Medical's counsel in all reasonable respects; (j) the parties shall have complied with all applicable bulk sales and similar laws with respect to the transfer of the Business; (k) Hayes Medical shall have received each of the Bill of Sale, Assumption of Liabilities, the Assignment of Lease and all other documents deemed necessary by Hayes Medical in connection with Closing duly executed by authorized signatories of each party thereto; (l) Hayes Medical shall have provided the Company with a survey of the real property subject to the Facility Lease together with the improvements thereon, such survey to be reasonably satisfactory to Hayes Medical and to be conducted at Hayes Medical's cost; (m) the Company shall have provided Hayes Medical with a release of all claims asserted against the Company and its parent, by a certain investment banking firm in connection with a dispute over advisory fees between MMI and the firm;
(n) and all covenants, conditions and other obligations under the Worldwide Exclusive Distributor Agreement and the License Agreement which are to be performed or complied with by the Company shall have been fully performed and complied with in all material respects at or prior to the Closing Date, including the delivery of all assignments of the Intellectual Property under the License Agreement.

Termination

    The Asset Purchase Agreement may be terminated and abandoned at any time prior to the Closing Date by the written agreement of the Company and Hayes Medical.

Indemnification

    The Asset Purchase Agreement provides that the Company shall indemnify
Hayes Medical after the Closing against and in respect of any of the following (collectively, "Hayes Medical Losses") and Hayes Medical's right to indemnification from the Company shall include, but is not limited to, Hayes Medical's right to offset the Note payments (pursuant to the terms of Asset Purchase Agreement) for any of the Hayes Medical Losses: (i) any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of the Company, or arising from the operations, or employees of the Company either before or after the Closing Date (including, without limitation, the operation of the Company prior to the Closing Date), whether accrued, absolute, contingent or otherwise and whether or not disclosed in the Asset Purchase Agreement or the Schedules, to the extent not expressly assumed by Hayes Medical pursuant to the Asset Purchase Agreement; (ii) any and all damages resulting to Hayes Medical from any misrepresentation, breach of warranty or covenant made by the Company, or nonfulfillment, in whole or in part, of any obligation on the part of the Company under the Asset Purchase Agreement, the License Agreement or any Schedule or document delivered pursuant hereto; (iii) any and all damages and costs associated with Product recalls, notifications, or other actions for Products manufactured and sold to third parties, including distributors, prior to the Closing; (iv) any and all taxes of the Company, or applicable to operation of the Business prior to the Closing Date to the extent not provided for on the Final Closing Statement; and (v) all costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described above.

    Hayes Medical has agreed to indemnify the Company after the Closing against and in respect of any of the following (collectively, "the Company Losses"): (i) any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of the Company to the extent expressly included within the Assumed Liabilities; (ii) any and all damages resulting to the Company from any misrepresentation, breach of warranty or covenant made by the Company, or nonfulfillment, in whole or in part, of any obligation on the part of Hayes Medical under the Asset Purchase Agreement or any Schedule; (iii) any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Hayes Medical arising from events occurring in the operation of the Business after the Closing Date; and (iv) all costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described above.

                     CERTAIN INFORMATION CONCERNING HAYES MEDICAL

    Hayes Medical was incorporated in 1992 to capitalize on emerging business
opportunities in the medical device industry.   Hayes Medical's mission is to
become an industry leader in the creation, evolution, and production of world class medical products and technologies for the orthopedic implant and device market. It will sell its products to the medical profession throughout the
United States and other countries.   Hayes Medical is in the development stage
and has yet to generate any significant product revenue, but has recently begun to sell its products to outside customers.

    Research and development activities have been undertaken since Hayes Medical's inception. This effort includes development of proprietary software which is used for designing Hayes Medical's products and the development of additional orthopedic products. Hayes Medical will continue research and development of its product line.

    Hayes Medical has engaged in consulting services to help fund its research and development activities. This consulting is provided in five key areas: product development, regulatory affairs, research, technical writing, and education. Thirty-eight percent of revenues have resulted from these consulting services.

    During 1995, Hayes Medical purchased substantially all of the assets of National Medical Specialty, Inc. (NMSI), a company engaged in the distribution of medical specialty products. Sixty-one percent of Hayes Medical revenues have resulted from distribution sales.

                           PRO FORMA FINANCIAL INFORMATION

    The following tables set forth pro forma condensed financial information of the Company for the quarter ended March 31, 1997. The unaudited pro forma condensed balance sheet gives pro forma effect to the Proposed Sale as if such transactions had been consummated on March 31, 1997. The unaudited pro forma condensed financial information has been prepared on the basis that the Company would have received cash consideration of $300,000 (as of March 31, 1997) from the Proposed Sale and does not give effect to any Purchase Price decrease resulting from the Company's results of operations for the period from March 31, 1997, to the Closing Date or any other Purchase Price adjustment. See "The Asset Purchase Agreement--Purchase Price" and "The Proposed Sale--Background of the Proposed Sale."

    The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma condensed financial information does not necessarily reflect the financial position or the results of operations of the Company that actually would have resulted had the transactions described above been consummated as of the date or for the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The pro forma condensed financial information should be read in conjunction with the Company's Financial Statements for the year ended December 31, 1996 and the Notes thereto incorporated by reference in this Information Statement.

                                    UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
                                            (All Amounts in 000's)
                                           March 31,   Pro-forma     March 31,
                                            1997      Adjustments      1997
                                          Historical      (A)       As Adjusted
                                          ----------  -----------  ------------
Assets
Cash                                             $56         $700          $756
Note recievable                                    0        2,128         2,128
All other assets                              3 ,517         (689)            0
                                          ----------  -----------  ------------
Total Assets                                  $3,573        ($689)       $2,884
                                          ----------  -----------  ------------
                                          ----------  -----------  ------------
Liabilities and stockholders' equity
Liabilities                                   $3,428         (689)       $2,739
Stockholders' Equity (B)                         145                        145
                                          ----------  -----------  ------------
Total liabilities and stockholders'
equity                                         $3,573        ($689)      $2,884
                                          ----------  -----------  ------------
                                          ----------  -----------  ------------

(A) To reflect the transaction with Hayes Medical whereby the Company will sell
    (a) all of its intellectual property for cash of $400,000 and a promissory note for $150,000; and (b) substantially all of its assets for cash of $300,000 and a promissory note for 56.25% of the agreed upon historical cost of the assets, less certain liabilities to be assumed by Hayes Medical, and less the cash payment.

(B) No adjustment to stockholders' equity is necessary, and no income statement is presented herein, because the Company's March 31, 1997 historical financial statements reflect a writedown of its assets to reflect an impairment. Therefore, it is anticipated that the Hayes Medical transaction will have no income statement effect on the Company.

                                 RECENT DEVELOPMENTS

    On June 16, 1997, the Boston Stock Exchange notified the Company that it had suspended trading of the Company's common stock and warrants, and intended to file for immediate delisting of the Company's securities with the Securities and Exchange Commission. The Exchange's decision was based upon the Company's inability to comply with the minimum maintenance requirements relating to market value of public float and shareholder's equity.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of March 31, 1997, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Company's Chief Executive Officer and by all Directors and executive officers (including two former executive officers) as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                 As of December 31, 1996
                                 Shares of Common Stock   Percent of Outstanding
                                                           Common Stock

Metrax Medical, Inc.                  12,998,060 (1)               80%
P.O. Box 41667
Nashville, Tennessee 37204

Heinz Bucher                          12,998,060 (1) (2)           80%

Frederick Mindermann                  12,998,060 (1) (2)           80%

Thomas Otto                           12,998,060 (1) (2)           80%

Directors and executive officers      12,998,060 (2)               80%
-------------------------------------------------------------------------------

(1) Does not include 17,270,948 Class A Warrants to acquire, in the aggregate, 17,270,948 shares of Common Stock.
(2) Messrs. Bucher, Mindermann, and Otto are executive officers of Metrax Medical. Consequently, for each of these individuals, the table includes the 12,998,060 shares of Common Stock held by Metrax Medical, although each of these individuals disclaims individual ownership of such shares.

                                  MARKET PRICE DATA

The following table sets forth high and low trade prices of the shares of Common Stock of the Company for each quarterly fiscal period of 1996 and 1995, based on information received from the Boston Stock Exchange.

                                       HIGH                LOW
                                       --------            -------
1997
First Quarter                          15/64               1/4

1996
First Quarter                          5/8                 7/32
Second Quarter                         1/2                 1/2
Third Quarter                          5/16                5/16
Fourth Quarter                         1/4                 1/4

1995
First Quarter                          n/a (1)             n/a (1)
Second Quarter                         19/32               1/2
Third Quarter                          5/8                 7/16
Fourth Quarter                         3/16                3/16


(1)  There was no active trading during the first quarter of 1995.

    The Company's Common Stock and warrants were suspended from trading on the Boston Stock Exchange on June 16, 1997, for failure to comply with the Exchange's minimum maintenance requirements relating to market value of public float and shareholder's equity.